Exhibit 8.2

SPIDI & FISCH, PC

ATTORNEYS AT LAW

1227 25th STREET, N.W.

SUITE 200 WEST

WASHINGTON, D.C. 20037

(202) 434-4660

FACSIMILE: (202) 434-4661

March 19, 2013

Boards of Directors

Roma Bank

Roma Financial Corporation

Roma Financial Corporation, MHC

2300 Route 33

Robbinsville, New Jersey 08691

Re:	U.S. Federal Tax Consequences of the Mergers of Roma Bank, Roma Financial Corporation and Roma Financial Corporation, MHC with and into Investors Bank, Investors Bancorp, Inc. and Investors Bancorp, MHC, Respectively

To the Members of the Boards of Directors:

You have requested an opinion as to the United States Federal income tax consequences of the following proposed transactions, pursuant to the Agreement and Plan of Merger by and among (i) Investors Bank, a New Jersey savings bank, Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”) and Investors Bancorp, MHC, a New Jersey mutual holding company (“Investors MHC”) (collectively, Investors MHC, Investors Bancorp and Investors Bank shall be referred to as the “Investors Parties”), and (ii) Roma Bank, a Federal savings bank, Roma Financial Corporation, a Federal corporation (“Roma Financial”) and Roma Financial Corporation, MHC, a Federal mutual holding company (“Roma MHC”) (collectively, Roma MHC, Roma Financial and Roma Bank shall be referred to as the “Roma Parties”), dated as of December 19, 2012 (the Agreement and Plan of Merger shall be referred to as the “Merger Agreement”). Pursuant to the Merger Agreement, Roma MHC will merge with and into Investors MHC, with Investors MHC as the surviving corporation (the “MHC Merger”), followed by the merger of Roma Financial with and into Investors Bancorp, with Investors Bancorp as the surviving corporation (the “Mid-Tier Merger”) and the merger of Roma Bank with and into Investors Bank, with Investors Bank as the surviving corporation (the “Bank Merger”) (collectively, the MHC Merger, the Mid-Tier Merger and the Bank Merger shall be referred to herein as the “Mergers”). Following the Mergers, the separate existence of each of the Roma Parties will cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the Roma Parties will be vested in and assumed by the surviving corporation of such applicable merger. As of the effective time of the Mergers, the following shall occur:

(a)	All shares of Roma Financial common stock (other than shares held in a fiduciary capacity or in connection with debts previously contracted) that are (i) owned by

SPIDI & FISCH, PC

Boards of Directors

Roma Bank

Roma Financial Corporation

Roma Financial Corporation, MHC

March 19, 2013

Roma Financial as treasury stock, or (ii) owned directly or indirectly by Investors Bancorp immediately prior to the effective time of the Mid-Tier Merger (the “Effective Time”) shall, at the Effective Time, be canceled and no Merger Consideration shall be delivered in consideration therefore.

(b)	Each share of Roma Financial common stock outstanding immediately prior to the Effective Time (except for shares of Roma Financial common stock canceled pursuant to (a) above) shall be converted thereof into the right to receive from Investors Bancorp 0.8653 shares of Investors Bancorp common stock.

This letter does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. Nor does this opinion address foreign laws or other areas of United States federal taxation other than federal income tax. The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Merger Agreement.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement,” which reference shall include the proxy statement/prospectus of Investors Bancorp and Roma Financial included therein). In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of the Investors Parties and the consents of Roma Parties upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified). For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

SPIDI & FISCH, PC

Boards of Directors

Roma Bank

Roma Financial Corporation

Roma Financial Corporation, MHC

March 19, 2013

Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material United States Federal income tax consequences of the transaction.

OPINION

Based solely upon the above-referenced representations and information and assuming the transactions occur in accordance with the Merger Agreement and the Mergers (and taking into consideration the limitations at the end of this opinion), it is our opinion that under current United States Federal income tax law:

1.	The Mergers will constitute one or more reorganizations within the meaning of Section 368(a)(1)(A) of the Code.

2.	With respect to the MHC Merger, Roma MHC and Investors MHC will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code. With respect to the Mid-Tier Merger, Roma Financial and Investors Bancorp will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code. With respect to the Bank Merger, Roma Bank and Investors Bank will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

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No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views. However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof, or the impact of any such changes on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such

SPIDI & FISCH, PC

Boards of Directors

Roma Bank

Roma Financial Corporation

Roma Financial Corporation, MHC

March 19, 2013

consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Spidi & Fisch, PC
Spidi & Fisch, PC